EXHIBIT 4.1

FORM OF SUBSCRIPTION AGREEMENT

MASTERWORKS 269, LLC

A DELAWARE LIMITED LIABILITY COMPANY

NOTICE TO INVESTORS

Investing in membership interests represented by Class A ordinary shares (“Shares”) of Masterworks 269, LLC (the “Company”) involves significant risks. This investment is suitable only for persons who can afford to lose their entire investment and such investment could be illiquid for an indefinite period of time. No public market currently exists for the Shares, and if a public market develops following this offering, it may not continue.

The Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities or blue-sky laws and are being offered and sold in reliance on exemptions from the registration requirements of the Securities Act and state securities or blue-sky laws. Although an offering statement (“Offering Statement”) has been filed with the Securities and Exchange Commission (the “SEC”), that offering statement does not include the same information that would be included in a registration statement under the Securities Act. The Shares have not been approved or disapproved by the SEC, any state securities commission or other regulatory authority, nor have any of the foregoing authorities passed upon the merits of this offering or the adequacy or accuracy of the offering circular or any other materials or information made available to subscriber in connection with this offering. Any representation to the contrary is unlawful.

No sale may be made to persons in this offering who are not “accredited investors” if the aggregate purchase price is more than 10% of the greater of such investors’ annual income or net worth. The Company is relying on the representations and warranties set forth by each subscriber in this subscription agreement and the other information provided by subscriber in connection with this offering to determine compliance with this requirement.

Prospective investors may not treat the contents of the subscription agreement, the offering circular or any of the other materials available (collectively, the “Offering Materials”) or any prior or subsequent communications from the Company or any of its affiliates, officers, employees or agents (including “testing the waters” materials) as investment, legal or tax advice. In making an investment decision, investors must rely on their own examination of the Company and the terms of this offering, including the merits and the risks involved. Each prospective investor should consult the investor’s own counsel, accountant and other professional advisor as to investment, legal, tax and other related matters concerning the investor’s proposed investment.

The Company reserves the right in its sole discretion and for any reason whatsoever to modify, amend and/or withdraw all or a portion of the offering and/or accept or reject in whole or in part any prospective investment in the Shares or to allot to any prospective investor less than the amount of Shares such investor desires to purchase.

Except as otherwise indicated, the Offering Materials speak as of their date. Neither the delivery nor the purchase of the Shares shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since that date.

MASTERWORKS 269, LLC

A DELAWARE LIMITED LIABILITY COMPANY

This subscription agreement (“Agreement”) is made as of the date set forth below by and between the undersigned (“Subscriber” or “you”) and MASTERWORKS 269, LLC, a Delaware limited liability company (the “Company” or “we” or “us” or “our”) formed for the purpose of acquiring an artwork by [  ], and is intended to set forth certain representations, covenants and agreements between Subscriber and the Company with respect to the offering (the “Offering”) for sale by the Company of its Class A ordinary membership interests (referred to herein as the “Shares”) as described in the Company’s Offering Circular dated as of the date of its qualification by the SEC, as amended by any post-qualification amendment (the “Offering Circular”).

1. Subscription and Purchase of Shares.

a.	Maximum and Minimum. The maximum investment amount per investor is $100,000 (5,000 Shares). The minimum investment amount per investor is $15,000 (750 Shares) for investors that have not previously invested in offerings via the Masterworks Platform and $500 (25 Class A shares) for investors that have previously invested in other offerings on the Masterworks Platform, however, we can waive, increase or decrease the maximum or minimum purchase restriction, as applicable, on a case-by-case basis in our sole discretion and such waiver shall be evidenced by our acceptance of any such subscription and our countersignature on this Agreement.

b.	Irrevocable Subscription. Subject to the terms and conditions hereof, you irrevocably subscribe for and agree to purchase from the Company the number of Shares set forth on the signature page to this Agreement at a purchase price of $20.00 per Share for the total amount set forth on the signature page (the “Purchase Price”).

c.	Rejection. We have the right to reject or cancel your subscription, in whole or in part, whether or not we consummate the Offering. If we reject or cancel your subscription, we will refund to you amounts paid relating to such portion of the subscription that is rejected or cancelled, without interest. We may deduct third party processing fees, if any, from amounts refunded.

d.	Operating Agreement. You haves received and read a copy of the Company’s Operating Agreement (the “Operating Agreement”) and agree that your execution of this Agreement constitutes your consent to and execution of the Operating Agreement, and that upon acceptance of this Agreement by the Company, you will become a member of the Company as a holder of Shares. When this Agreement is countersigned by the Company, the Operating Agreement shall be binding upon you as of the applicable closing date.

e.	Masterworks Platform. The Offering is described in the Offering Circular, that is available through the online website platform www.masterworks.com (the “Masterworks Platform”), which is owned and operated by Masterworks, LLC (together with its subsidiaries, other than the Company and any subsidiary of the Company, “Masterworks”), an affiliated entity of the Company, as well as on the SEC’s EDGAR website at www.sec.gov. Please read this Agreement, the Offering Circular, and the Operating Agreement. While they are subject to change, as described below, we advise you to print and retain a copy of these documents for your records. By signing electronically below, you agree to the terms of this Agreement and the Operating Agreement, together with the Terms and Conditions and the Terms of Use, Masterworks’ Privacy Policy, and agree to transact business with us and to receive communications, including voting and proxy materials, relating to the Shares electronically.

2. Subscription Procedures, Payment and Delivery

a.	Subscription Procedures. The procedures for subscribing to the Offering are set forth in Annex A to this Subscription Agreement.

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b.	Payment. Contemporaneously with the electronic execution and delivery of this Agreement through the Masterworks Platform, you will pay the Purchase Price for the Shares in the form of ACH debit transfer, wire transfer, credit card (any credit card subscriptions shall not exceed the lesser of $30,000 or the amount permitted by applicable law, per Subscriber) or an alternative payment method as specified by you on the Masterworks Platform, if applicable, into a segregated non-interest-bearing account held by the Company until the applicable closing date of the Offering. Investors contemplating using their credit card to invest are urged to carefully review “Risk Factors – Risks of investing using a credit card” in the Offering Circular. Credit card investment will result in incurrence of third-party fees and charges, interest obligations which will lower your expected investment returns and could exceed your actual returns. In addition, if you cannot meet your minimum payment obligation, you may damage your credit profile which would make it more difficult and more expensive to borrow in the future. Your subscription is irrevocable. The Company will maintain all such funds until the earliest to occur of: (i) the applicable closing date, (ii) the rejection of such subscription or (iii) the termination of the Offering by us in our sole discretion.

c.	Acceptance. This subscription shall be deemed to be accepted only when this Agreement has been signed by the Company and delivered to you electronically. The deposit of the payment of the Purchase Price for clearance will not be deemed an acceptance of this Agreement.

d.	Rejection or Termination. The payment of the Subscription Amount (or, in the case of rejection of a portion of the Subscriber’s subscription, the part of the payment relating to such rejected portion) will be returned, without interest, but subject to deduction of third party processing fees, if any, if Subscriber’s subscription is rejected in whole or in part or if the Offering is terminated or canceled.

e.	Issuance of Shares. We will not issue Shares until the initial closing and your funds will be stored in a segregated account until the applicable closing date. Upon the release of your Purchase Price to the Company at the applicable closing, you will receive notice and evidence of the digital book-entry (or other manner of record) of the number of Shares owned by you reflected on the books and records of the Company, which books and records shall bear a notation that the Shares were sold in reliance upon Regulation A.

3. Representations, Warranties and Agreements of Subscriber. By executing this Subscription Agreement, Subscriber represents, warrants and agrees as of the date of execution of this Agreement and as of the applicable closing date of the Offering:

a.	Requisite Power and Authority and Related Matters. Subscriber has all necessary power and authority under all applicable provisions of law to execute and deliver this Agreement. All action on Subscriber’s part required for the lawful execution and delivery of this Agreement has been or will be effectively taken prior to the applicable closing. If Subscriber is a natural person, Subscriber is at least 21 years of age (or eighteen (18) years of age jurisdictions with such applicable age limit on contracting) and competent to enter into a contractual obligation. If an entity, Subscriber, represents that such entity was not formed for the specific purpose of acquiring the Shares, such entity is duly organized, validly existing and in good standing under the laws of the state of its organization, the consummation of the transactions contemplated hereby is authorized by, and will not result in a violation of state law or its charter or other organizational documents, such entity has full power and authority to execute and deliver this Agreement and all other related agreements or certificates and to carry out the provisions hereof and thereof and to purchase and hold the Shares, the execution and delivery of this Subscription Agreement has been duly authorized by all necessary action, this Subscription Agreement has been duly executed and delivered on behalf of such entity and is a legal, valid and binding obligation of such entity; or if executing this Agreement in a representative or fiduciary capacity, represents that it has full power and authority to execute and deliver this Agreement in such capacity and on behalf of the subscribing individual, ward, partnership, trust, estate, corporation, or limited liability company or partnership, or other entity for whom the Purchaser is executing this Agreement, and such individual, partnership, ward, trust, estate, corporation, or limited liability company or partnership, or other entity has full right and power to perform pursuant to this Subscription Agreement and make an investment in the Company, and represents that this Agreement constitutes a legal, valid and binding obligation of such entity. The execution and delivery of this Subscription Agreement will not violate or be in conflict with any order, judgment, injunction, agreement or controlling document to which the Subscriber is a party or by which it is bound. Upon execution and delivery, this Agreement will be a valid and binding obligation of Subscriber, enforceable in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights and (b) as limited by general principles of equity that restrict the availability of equitable remedies.

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b.	Investment Representations. Subscriber understands that the Shares have not been registered under the Securities Act. Subscriber also understands that the Shares are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon Subscriber’s representations contained in this Agreement. Subscriber is purchasing the Shares for Subscriber’s own account. Subscriber has received and reviewed this Agreement, the Offering Circular and the Operating Agreement. Subscriber and/or Subscriber’s advisors, who are not affiliated with and not compensated directly or indirectly by the Company or an affiliate thereof, have such knowledge and experience in business and financial matters as will enable them to utilize the information which they have received in connection with the Offering to evaluate the merits and risks of an investment, to make an informed investment decision and to protect Subscriber’s own interests in connection with an investment in the Shares.

c.	Illiquidity and Continued Economic Risk. Subscriber acknowledges and agrees that there is no ready public market for the Shares and that there is no guarantee that a market for their resale will ever exist. Subscriber must bear the economic risk of this investment indefinitely and the Company has no obligation to list the Shares on any market or take any steps (including registration under the Securities Act or the Securities Exchange Act of 1934, as amended) with respect to facilitating trading or resale of the Shares. Subscriber acknowledges that it is able to bear the economic risk of losing its entire investment in the Shares. Subscriber also understands that an investment in the Company involves significant risks and understand all of the risk factors relating to the purchase of Shares.

d.	Investor Status. Subscriber represents that either:

●	Subscriber is an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act; or

●	The Purchase Price set out in the signature page to this Agreement, together with any other amounts previously used to purchase Shares in this Offering, does not exceed 10% of the greater of Subscriber’s annual income or net worth (excluding Subscriber’s primary residence and automobiles).

e.	Shareholder Information. Within five days after receipt of a request from the Company, you agree to provide such information with respect to your status as a shareholder (or potential shareholder) and to execute and deliver such documents as may reasonably be necessary to comply with any and all laws and regulations to which the Company is or may become subject, including, without limitation, the need to determine the accredited status of the Company’s shareholders. You further agree that in the event you transfer any Shares, you will require the transferee of such Shares to agree to provide such information to the Company as a condition of such transfer.

f.	Company Information. You have had the opportunity to review the Offering Circular filed with the SEC, including the section titled “Risk Factors.” You have had an opportunity to discuss the Company’s business, management and financial affairs with managers, officers and management of the Company and has had the opportunity to review the Company’s operations and facilities. Subscriber has also had the opportunity to ask questions of and receive answers from the Company and its management regarding the terms and conditions of this investment. Subscriber acknowledges that Subscriber is making an investment decision based on the information in the Offering Circular and except as set forth in the Offering Circular and herein, no representations or warranties have been made to Subscriber, or to Subscriber’s advisors or representative, by the Company or others with respect to the business or prospects of the Company or its financial condition.

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g.	Additional Subscriber Information; Payment Information. Subscriber agrees to provide any additional documentation the Company may reasonably request, including documentation as may be required by the Company to form a reasonable basis that the Subscriber qualifies as an “accredited investor” as that term is defined in Rule 501 under Regulation D promulgated under the Act, or otherwise as a “qualified purchaser” as that term is defined in Regulation A promulgated under the Act, or as may be required by the securities administrators or regulators of any state, to confirm that the Subscriber meets any applicable minimum financial suitability standards and has satisfied any applicable maximum investment limits. Subscriber acknowledges that Subscriber’s responses to questions on the Masterworks Platform (as defined in the Offering Circular) are true, complete and accurate in all respects. Payment information provided by Subscriber through the Masterworks Platform is true, accurate and correct and such payment information shall be deemed to be a part of this Agreement as if and to the same extent that such information was set forth herein.

h.	Neither the Company nor Masterworks is an Investment Adviser. Subscriber understands that neither the Company nor Masterworks is registered under the Investment Company Act of 1940 or the Investment Advisers Act of 1940.

i.	Valuation; Use of Proceeds. Subscriber acknowledges that the price of the Shares was set by the Company on the basis of dividing (X) the sum of (i) the purchase price that a Masterworks affiliate paid for the Artwork, plus (ii) 11% of such amount by (Y) the number of shares offered in the Offering. The net proceeds of the Offering together with any unsold shares, if any, will be paid to Masterworks to acquire the Artwork from an affiliated entity.

j.	Domicile. Subscriber maintains Subscriber’s domicile (and is not a transient or temporary resident) at the address shown on the signature page and provided on the Masterworks Platform.

k.	Power of Attorney. Any power of attorney of the Subscriber granted in favor of the Chief Executive Officer, the Chief Financial Officer and the Secretary of the Company and any Liquidating Trustee contained in the Operating Agreement has been executed by the Subscriber in compliance with the laws of the state, province or jurisdiction in which such agreements were executed.

l.	Underwriter Fees. No fees or commissions will be payable by the Company to brokers, finders or investment bankers with respect to this specific Offering.

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m.	Foreign Investors. If Subscriber is not a United States person (as defined by Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended), Subscriber hereby represents that it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to subscribe for the Shares or any use of this Agreement, including (a) the legal requirements within its jurisdiction for the purchase of the Shares, (b) any foreign exchange restrictions applicable to such purchase, (c) any governmental or other consents that may need to be obtained, and (d) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale, or transfer of the Shares. Subscriber’s subscription and payment for and continued beneficial ownership of the Shares will not violate any applicable securities or other laws of the Subscriber’s jurisdiction.

n.	Patriot Act; Anti-Money Laundering; OFAC. The Subscriber should check the Office of Foreign Assets Control (“OFAC”) website at http://www.treas.gov/ofac before making the following representations. Subscriber hereby represents and warrants to the Company as follows:

●	Subscriber represents that (i) no part of the funds used by the Subscriber to acquire the Shares has been, or shall be, directly or indirectly derived from, or related to, any activity that may contravene United States federal or state or non-United States laws or regulations, including anti-money laundering laws and regulations, and (ii) no payment to the Company by the Subscriber and no distribution to the Subscriber shall cause the Company to be in violation of any applicable anti-money laundering laws or regulations including, without limitation, Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001 and the United States Department of the Treasury Office of Foreign Assets Control regulations. Subscriber acknowledges and agrees that, notwithstanding anything to the contrary contained in the Offering Circular or any other agreement, to the extent required by any anti-money laundering law or regulation, the Company may restrict distributions or take any other reasonably necessary or advisable action with respect to the Shares, and the Subscriber shall have no claim, and shall not pursue any claim, against the Company or any other person in connection therewith. U.S. federal regulations and executive orders administered by OFAC prohibit, among other things, the engagement in transactions with, and the provision of services to, certain foreign countries, territories, entities and individuals. The lists of OFAC prohibited countries, territories, persons and entities can be found on the OFAC website at http://www.treas.gov/ofac. In addition, the programs administered by OFAC (the “OFAC Programs”) prohibit dealing with individuals[1] or entities in certain countries regardless of whether such individuals or entities appear on the OFAC lists.

●	To the best of the Subscriber’s knowledge, none of: (1) the Subscriber; (2) any person controlling or controlled by the Subscriber; (3) if the Subscriber is a privately-held entity, any person having a beneficial interest in the Subscriber; or (4) any person for whom the Subscriber is acting as agent or nominee in connection with this investment is a country, territory, individual or entity named on an OFAC list, or a person or entity prohibited under the OFAC Programs. Subscriber agrees to promptly notify the Company should the Subscriber become aware of any change in the information set forth in these representations. Subscriber understands and acknowledges that, by law, the Company may be obligated to “freeze the account” of the Subscriber, either by prohibiting additional subscriptions from the Subscriber, declining to make any distributions and/or segregating the assets in the account in compliance with governmental regulations, and any broker may also be required to report such action and to disclose the Subscriber’s identity to OFAC. Subscriber further acknowledges that the Company may, by written notice to the Subscriber, suspend the redemption rights, if any, of the Subscriber if the Company reasonably deems it necessary to do so to comply with anti-money laundering regulations applicable to the Company or any broker or any of the Company’s other service providers. These individuals include specially designated nationals, specially designated narcotics traffickers and other parties subject to OFAC sanctions and embargo programs.

●	To the best of the Subscriber’s knowledge, none of: (1) the Subscriber; (2) any person controlling or controlled by the Subscriber; (3) if the Subscriber is a privately-held entity, any person having a beneficial interest in the Subscriber; or (4) any person for whom the Subscriber is acting as agent or nominee in connection with this investment is a senior foreign political figure[2], or any immediate family[3] member or close associate[4] of a senior foreign political figure, as such terms are defined in the footnotes below.

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[1]	These individuals include specially designated nationals, specially designated narcotics traffickers and other parties subject to OFAC sanctions and embargo programs.

[2]	A “senior foreign political figure” is defined as a senior official in the executive, legislative, administrative, military or judicial branches of a foreign government (whether elected or not), a senior official of a major foreign political party, or a senior executive of a foreign government-owned corporation. In addition, a “senior foreign political figure” includes any corporation, business or other entity that has been formed by, or for the benefit of, a senior foreign political figure.

[3]	“Immediate family” of a senior foreign political figure typically includes the figure’s parents, siblings, spouse, children and in-laws.

[4]	A “close associate” of a senior foreign political figure is a person who is widely and publicly known to maintain an unusually close relationship with the senior foreign political figure, and includes a person who is in a position to conduct substantial domestic and international financial transactions on behalf of the senior foreign political figure.

●	If the Subscriber is affiliated with a non-U.S. banking institution (a “Foreign Bank”), or if the Subscriber receives deposits from, makes payments on behalf of, or handles other financial transactions related to a Foreign Bank, the Subscriber represents and warrants to the Company that: (1) the Foreign Bank has a fixed address, other than solely an electronic address, in a country in which the Foreign Bank is authorized to conduct banking activities; (2) the Foreign Bank maintains operating records related to its banking activities; (3) the Foreign Bank is subject to inspection by the banking authority that licensed the Foreign Bank to conduct banking activities; and (4) the Foreign Bank does not provide banking services to any other Foreign Bank that does not have a physical presence in any country and that is not a regulated affiliate.

●	Subscriber acknowledges that, to the extent applicable, the Company will seek to comply with the Foreign Account Tax Compliance Act provisions of the U.S. Internal Revenue Code and any rules, regulations, forms, instructions or other guidance issued in connection therewith (the “FATCA Provisions”). In furtherance of these efforts, the Subscriber agrees to promptly deliver any additional documentation or information, and updates thereto as applicable, which the Company may request in order to comply with the FATCA Provisions. The Subscriber acknowledges and agrees that, notwithstanding anything to the contrary contained in the Offering Circular, any side letter or any other agreement, the failure to promptly comply with such requests, or to provide such additional information, may result in the withholding of amounts with respect to, or other limitations on, distributions made to the Subscriber and such other reasonably necessary or advisable action by the Company with respect to the Shares (including, without limitation, required withdrawal), and the Subscriber shall have no claim, and shall not pursue any claim, against the Company or any other person in connection therewith.

4. Ownership Limitation and Reporting. Subscriber acknowledges and agrees that, pursuant to the terms of the Company’s Operating Agreement, Subscriber generally cannot own, or be deemed to beneficially own, as “beneficial ownership” is determined pursuant to Section 13(d) and 13(g) of the Securities Act, more than 19.99% of the total number of Class A shares outstanding. The Company may waive such limits on a case-by-case basis in its sole discretion. In addition, if Subscriber holds 10% or more of the Class A shares entitled to vote, Subscriber acknowledges that Subscriber’s name, address and holdings may be reported in the Company’s ongoing SEC filings.

5. Survival; Indemnification. All representations, warranties and covenants contained in this Agreement and the indemnification contained herein shall survive (a) the acceptance of this Agreement by the Company, (b) changes in the transactions, documents and instruments described herein which are not material or which are to the benefit of Subscriber, and (c) the death or disability of Subscriber. Subscriber acknowledges the meaning and legal consequences of the representations, warranties and agreements in Section 3 hereof and that the Company has relied upon such representations, warranties and covenants in determining Subscriber’s qualification and suitability to purchase the Shares. Subscriber hereby agrees to indemnify, defend and hold harmless the Company, its officers, directors, employees, agents and controlling persons, from and against any and all losses, claims, damages, liabilities, expenses (including attorneys’ fees and disbursements), judgments or amounts paid in settlement of actions arising out of or resulting from the untruth of any representation of Subscriber herein or the breach of any warranty or covenant herein by Subscriber. Notwithstanding the foregoing, however, except as set forth in Section 14 hereof with respect to forum selection, no representation, warranty, covenant or acknowledgment made herein by Subscriber shall in any manner be deemed to constitute a waiver of any rights granted to it under the Securities Act or state securities laws.

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6. Tax Forms. Subscriber will also need to complete an IRS Form W-9 or the appropriate Form W-8, which should be returned directly to us via the Masterworks Platform. The Subscriber certifies that the information contained in the executed copy (or copies) of IRS Form W-9 or appropriate IRS Form W-8 (and any accompanying required documentation), as applicable, when submitted to the Company or Masterworks will be true, correct and complete. Subscriber shall (i) promptly inform the Company of any change in such information, and (ii) furnish to us a new properly completed and executed form, certificate or attachment, as applicable, as may be required under the Internal Revenue Service instructions to such forms, the Code or any applicable Treasury Regulations or as may be requested from time to time by us. In addition, Subscriber understands that if Subscriber invests an amount equal to or exceeding $100,000 or purchases 10% or more of the total Class A shares offered in the Offering and Subscriber is a U.S. citizen, U.S. resident or U.S. entity, Subscriber will be required to file IRS Form 926.

7. No Advisory Relationship. Subscriber acknowledges and agrees that the purchase and sale of the Shares pursuant to this Agreement is an arms-length transaction between you and the Company. In connection with the purchase and sale of the Shares, neither the Company nor Masterworks is acting as your agent or fiduciary. Neither the Company nor Masterworks assumes any advisory or fiduciary responsibility in your favor in connection with the Shares. Neither the Company nor Masterworks has provided you with any legal, accounting, regulatory or tax advice with respect to the Shares, and you have consulted your own respective legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate.

8. Telephone Consumer Protection Act Consent. Subscriber hereby expressly consents to receiving calls and messages, including auto-dialed and pre-recorded message calls, and SMS messages (including text messages) from the Administrator, its affiliates, agents and others calling at their request or on their behalf, at any telephone numbers that Subscriber has provided to the Company or Masterworks (including any cellular telephone numbers). Subscriber’s cellular or mobile telephone provider will charge Subscriber according to the type of plan Subscriber carries. To unsubscribe from text messages or promotional calls at any time, Subscriber may (i) reply STOP, STOPALL, UNSUBSCRIBE, CANCEL, END or QUIT to any text message such Subscriber receives from the Administrator or Masterworks or (ii) email support@masterworks.com with one of the forgoing words in the subject line. Each Subscriber consents that following such a request to unsubscribe, such Subscriber may receive one final text message from Masterworks confirming such request. Subscriber understands that unsubscribing from promotional and/or account-related texts or calls will not prevent Masterworks from sending Subscriber text messages or telephone calls for purposes other than promotion and marketing.

9. Masterworks Platform. Subscriber acknowledges that it has read, understands and agrees to the terms and conditions, privacy policy and disclaimers on the Masterworks Platform.

10. Transfer Restrictions. Subscriber acknowledges and agrees that the Shares are subject to restrictions on transfer as described in the Offering Materials. The Shares may only be transferred by operation of law or with the consent of the Company:

●	to an immediate family member or an affiliate of the owner of the Class A shares,

●	to a trust or other entity for estate or tax planning purposes,

●	as a charitable gift, or

●	on a trading platform approved by Masterworks or in a transaction otherwise approved by Masterworks.

The Company may withhold consent in its sole discretion, including when the Administrator determines that such transfer, assignment or pledge would result in (a) the Artwork being deemed “plan assets” for purposes of ERISA, (b) the transferee holding in excess of 19.9% of the total voting shares, (c) a change of US federal income tax treatment of the Company and the Class A ordinary shares, or (d) the Company or the Administrator being subject to additional regulatory requirements.

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As a condition to recording any transfer on our books and records, the transferring holder may be required to pay a transfer fee equal to the actual third-party transaction cost of recording such transfer. These costs will be charged on a per transaction basis irrespective of the number of Shares transferred. Transfers will also be subject to restrictions imposed under state and international securities laws. Certificates or other instruments representing the Shares (including crypto-tokens) shall bear a digital or physical restrictive legend in substantially the following form (and a stop transfer order may be placed against transfer of such certificates or instruments):

THE SECURITIES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO SIGNIFICANT RESTRICTIONS ON TRANSFER PURSUANT TO THE COMPANY’S OPERATING AGREEMENT AND THE SUBSCRIPTION AGREEMENT PURSUANT TO WHICH THESE SECURITIES WERE ORIGINALLY SOLD. ANY PURPORTED TRANSFER IN VIOLATION OF SUCH PROVISIONS SHALL BE VOID, AB INITIO.

11. Arbitration.

a.	Either party may, at its sole election, require that the sole and exclusive forum and remedy for resolution of a Claim be final and binding arbitration pursuant to this Section 11 (this “Arbitration Provision”). The arbitration shall be conducted in New York, NY. As used in this Arbitration Provision, “Claim” shall include any past, present, or future claim, dispute, or controversy involving you (or persons claiming through or connected with you), on the one hand, and the Company and or Masterworks (or persons claiming through or connected with the Company or Masterworks), on the other hand, relating to or arising out of this Agreement, the Shares, the Masterworks Platform, and/or the activities or relationships that involve, lead to, or result from any of the foregoing, including (except to the extent provided otherwise in the last sentence of Section (e) below) the validity or enforceability of this Arbitration Provision, any part thereof, or the entire Agreement, provided that this provision shall not apply to any Claims arising under Federal securities laws. Claims are subject to arbitration regardless of whether they arise from contract; tort (intentional or otherwise); a constitution, statute, common law, or principles of equity; or otherwise. Claims include (without limitation) matters arising as initial claims, counter-claims, cross-claims, third-party claims, or otherwise. The scope of this Arbitration Provision is to be given the broadest possible interpretation that is enforceable.

b.	The party initiating arbitration shall do so with the American Arbitration Association (the “AAA”) or JAMS. The arbitration shall be conducted according to, and the location of the arbitration shall be determined in accordance with, the rules and policies of the administrator selected, except to the extent the rules conflict with this Arbitration Provision or any countervailing law. In the case of a conflict between the rules and policies of the administrator and this Arbitration Provision, this Arbitration Provision shall control, subject to countervailing law, unless all parties to the arbitration consent to have the rules and policies of the administrator apply.

c.	If we elect arbitration, we shall pay all the administrator’s filing costs and administrative fees (other than hearing fees). If you elect arbitration, filing costs and administrative fees (other than hearing fees) shall be paid in accordance with the rules of the administrator selected, or in accordance with countervailing law if contrary to the administrator’s rules. We shall pay the administrator’s hearing fees for one full day of arbitration hearings. Fees for hearings that exceed one day will be paid by the party requesting the hearing, unless the administrator’s rules or applicable law require otherwise, or you request that we pay them and we agree to do so. Each party shall bear the expense of its own attorney’s fees, except as otherwise provided by law. If a statute gives you the right to recover any of these fees, these statutory rights shall apply in the arbitration notwithstanding anything to the contrary herein.

d.	Within 30 days of a final award by the arbitrator, a party may appeal the award for reconsideration by a three-arbitrator panel selected according to the rules of the arbitrator administrator. In the event of such an appeal, an opposing party may cross-appeal within 30 days after notice of the appeal. The panel will reconsider de novo all aspects of the initial award that are appealed. Costs and conduct of any appeal shall be governed by this Arbitration Provision and the administrator’s rules, in the same way as the initial arbitration proceeding. Any award by the individual arbitrator that is not subject to appeal, and any panel award on appeal, shall be final and binding, except for any appeal right under the Federal Arbitration Act (the “FAA”), and may be entered as a judgment in any court of competent jurisdiction.

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e.	We agree not to invoke our right to arbitrate an individual Claim that you may bring in Small Claims Court or an equivalent court, if any, so long as the Claim is pending only in that court. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, NO ARBITRATION SHALL PROCEED ON A CLASS, REPRESENTATIVE, OR COLLECTIVE BASIS (INCLUDING AS PRIVATE ATTORNEY GENERAL ON BEHALF OF OTHERS), EVEN IF THE CLAIM OR CLAIMS THAT ARE THE SUBJECT OF THE ARBITRATION HAD PREVIOUSLY BEEN ASSERTED (OR COULD HAVE BEEN ASSERTED) IN A COURT AS CLASS REPRESENTATIVE, OR COLLECTIVE ACTIONS IN A COURT.

f.	Unless otherwise provided in this Agreement or consented to in writing by all parties to the arbitration, no party to the arbitration may join, consolidate, or otherwise bring claims for or on behalf of two or more individuals or unrelated corporate entities in the same arbitration unless those persons are parties to a single transaction. Unless consented to in writing by all parties to the arbitration, an award in arbitration shall determine the rights and obligations of the named parties only, and only with respect to the claims in arbitration, and shall not (i) determine the rights, obligations, or interests of anyone other than a named party, or resolve any Claim of anyone other than a named party, or (ii) make an award for the benefit of, or against, anyone other than a named party. No administrator or arbitrator shall have the power or authority to waive, modify, or fail to enforce this sub-section (e), and any attempt to do so, whether by rule, policy, arbitration decision or otherwise, shall be invalid and unenforceable. Any challenge to the validity of this sub-section (e) shall be determined exclusively by a court and not by the administrator or any arbitrator.

g.	This Arbitration Provision is made pursuant to a transaction involving interstate commerce and shall be governed by and enforceable under the FAA. The arbitrator will apply substantive law consistent with the FAA and applicable statutes of limitations. The arbitrator may award damages or other types of relief permitted by applicable substantive law, subject to the limitations set forth in this Arbitration Provision. The arbitrator will not be bound by judicial rules of procedure and evidence that would apply in a court. The arbitrator shall take steps to reasonably protect confidential information.

h.	This Arbitration Provision shall survive (i) suspension, termination, revocation, closure, or amendments to this Agreement and the relationship of the parties; (ii) the bankruptcy or insolvency of any party hereto or other party; and (iii) any transfer of any loan or Common Share or any amounts owed on such loans or notes, to any other party. If any portion of this Arbitration Provision other than sub-section (e) is deemed invalid or unenforceable, the remaining portions of this Arbitration Provision shall nevertheless remain valid and in force. If arbitration is brought on a class, representative, or collective basis, and the limitations on such proceedings in sub-section (e) are finally adjudicated pursuant to the last sentence of sub-section (e) to be unenforceable, then no arbitration shall be had. In no event shall any invalidation be deemed to authorize an arbitrator to determine Claims or make awards beyond those authorized in this Arbitration Provision.

12. Waiver of Court & Jury Rights. THE PARTIES ACKNOWLEDGE THAT THEY HAVE A RIGHT TO LITIGATE CLAIMS THROUGH A COURT BEFORE A JUDGE, BUT WILL NOT HAVE THAT RIGHT IF ANY PARTY ELECTS ARBITRATION PURSUANT TO THIS ARBITRATION PROVISION. THE PARTIES HEREBY KNOWINGLY AND VOLUNTARILY WAIVE THEIR RIGHTS TO LITIGATE SUCH CLAIMS IN A COURT UPON ELECTION OF ARBITRATION BY ANY PARTY. THE PARTIES HERETO WAIVE A TRIAL BY JURY IN ANY LITIGATION RELATING TO THIS AGREEMENT, THE SHARES OR ANY OTHER AGREEMENTS RELATED THERETO. THIS WAIVER OF THE RIGHT TO A JURY TRIAL DOES NOT APPLY TO ANY CLAIMS MADE UNDER THE FEDERAL SECURITIES LAWS.

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13. Damage Limitation. IN NO EVENT SHALL THE COMPANY BE LIABLE TO THE SUBSCRIBER FOR ANY LOST PROFITS OR SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, EVEN IF INFORMED OF THE POSSIBILITY OF SUCH DAMAGES. THE FOREGOING SHALL BE INTERPRETED AND HAVE EFFECT TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, RULE OR REGULATION.

14. Choice of Forum for Securities Act Disputes. Subscriber acknowledges that the Company’s amended and restated operating agreement contains a provision that requires any complaint asserting a cause of action under the Securities Act to be litigated in the federal district courts of the United States of America.

15. Miscellaneous.

a.	Captions and Headings. The Article and Section headings throughout this Agreement are for convenience of reference only and shall in no way be deemed to define, limit or add to any provision of this Agreement.

b.	Notification of Changes. Subscriber agrees and covenants to notify the Company immediately upon the occurrence of any event prior to the consummation of this Offering that would cause any representation, warranty, covenant or other statement contained in this Agreement to be false or incorrect or of any change in any statement made herein occurring prior to the consummation of this Offering.

c.	Assignability. This Agreement is not assignable by Subscriber, and may not be modified, waived or terminated except by an instrument in writing signed by the party against whom enforcement of such modification, waiver or termination is sought.

d.	Binding Effect. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the parties and their heirs, executors, administrators, successors, legal representatives and assigns, and the agreements, representations, warranties and acknowledgments contained herein shall be deemed to be made by and be binding upon such heirs, executors, administrators, successors, legal representatives and assigns.

e.	Obligations Irrevocable. The obligations of Subscriber shall be irrevocable, except with the consent of the Company, until the consummation or termination of the Offering.

f.	Entire Agreement; Amendment. This Agreement states the entire agreement and understanding of the parties relating to the matters contained herein, superseding all prior contracts or agreements, whether oral or written. No amendment of the Agreement shall be made without the express written consent of the parties.

g.	Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect any other provision hereof, which shall be construed in all respects as if such invalid or unenforceable provision were omitted.

h.	Hardware and Software Requirements. In order to access and retain documents electronically, you must satisfy the following computer hardware and software requirements: access to the Internet; an email account and related software capable of receiving email through the Internet; a web browser which is SSL-compliant and supports secure sessions; and hardware capable of running this software. You will also need a printer if you wish to print electronic documents on paper, and electronic storage if you wish to download and save documents to your computer.

i.	Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of Delaware, without regard to the conflicts of laws principles thereof. To the extent of any disagreement or matter relating to this Agreement, the Shares or the Masterworks Platform, including, without limitation, the enforceability of the arbitration provisions of this Agreement or the enforcement of any arbitration award, such disagreement or matter shall be exclusively submitted to the federal or state courts located in the City of New York.

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j.	Notices. All notices and communications to be given or otherwise made to the Subscriber shall be deemed to be sufficient if sent by electronic mail to such address as set forth for the Subscriber at the records of the Company and or Masterworks (or that you submitted to us via the Masterworks Platform). You shall send all notices or other communications required to be given hereunder to the Company via email at support@masterworks.com (with a copy to be sent concurrently via prepaid certified mail to: Masterworks Administrative Services, LLC, 225 Liberty Street, 29th Floor, New York, New York, 10281, Attention: Investor Relations. Any such notice or communication shall be deemed to have been delivered and received on the first business day following that on which the electronic mail has been sent (assuming that there is no error in delivery). As used in this Section, “business day” shall mean any day other than a day on which banking institutions in the State of Delaware are legally closed for business.

k.	Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which together shall be deemed to be one and the same agreement.

l.	Digital Signatures. Digital (“electronic”) signatures, often referred to as an “e-signature”, enable paperless contracts and help speed up business transactions. The 2002 E-Sign Act was meant to ease the adoption of electronic signatures. The mechanics of this Subscription Agreement’s electronic signature include your signing this Agreement below by typing in your name, with the underlying software recording your IP address, your browser identification, the timestamp, and a securities hash within an SSL encrypted environment. This electronically signed Subscription Agreement will be available to both you and the Company so they can store and access it at any time, and it will be stored and accessible on the Masterworks Platform and hosting provider, including backups. You and the Company each hereby consents and agrees that electronically signing this Agreement constitutes your signature, acceptance and agreement as if actually signed by you in writing. Further, all parties agree that no certification authority or other third-party verification is necessary to validate any electronic signature; and that the lack of such certification or third party verification will not in any way affect the enforceability of your signature or resulting contract between you and the Company. You understand and agree that your e-signature executed in conjunction with the electronic submission of this Subscription Agreement shall be legally binding and such transaction shall be considered authorized by you. By signing electronically below, you agree your electronic signature is the legal equivalent of your manual signature on this Subscription Agreement you consent to be legally bound by this Subscription Agreement. Alternatively, you may opt-out of this provision by printing a copy of this Agreement, signing it manually and returning it to the Company and, if your subscription is accepted, the Company will manually countersign it and return a countersigned copy to you via email.

m.	Consent to Electronic Delivery of Tax Documents. Please read this disclosure about how we will provide certain documents that we are required by the Internal Revenue Service (the “IRS”) to send to you (“Tax Documents”) in connection with your Shares. A Tax Document provides important information you need to complete your tax returns. Tax Documents include Form 1099 and/or Schedule K-1. Occasionally, we are required to send you CORRECTED Tax Documents. Additionally, we may include inserts with your Tax Documents. We are required to send Tax Documents to you in writing, which means in paper form. When you consent to electronic delivery of your Tax Documents, you will be consenting to delivery of Tax Documents, including these corrected Tax Documents and inserts, electronically instead of in paper form. By executing this Agreement on the Masterworks Platform, you are consenting in the affirmative that we may send Tax Documents to you electronically, and acknowledging that you are able to access Tax Documents from the site which are made available under “My Account.” If you subsequently withdraw consent to receive Tax Documents electronically, a paper copy will be provided. Your consent to receive the Tax Documents electronically continues for every tax year until you withdraw your consent. You can withdraw your consent before the Tax Document is furnished by mailing a letter including your name, mailing address, effective tax year, and indicating your intent to withdraw consent to the electronic delivery of Tax Documents to:

Masterworks Administrative Services, LLC

Attn: General Counsel

225 Liberty Street, 29th Floor,

New York, NY 10281

(203) 518-5172

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If you withdraw consent to receive Tax Documents electronically, a paper copy will be provided. You Must Keep Your E-mail Address Current With Us. You must promptly notify us of a change of your email address. If your mailing address, email address, telephone number or other contact information changes, you may also provide updated information by contacting us at support@masterworks.com.

n.	Electronic Delivery of Information. Subscriber and the Company each hereby agrees that all current and future notices, confirmations and other communications regarding this Agreement, the Operating Agreement and future communications in general between the parties, may be made by email, sent to the email address of record as set forth in this Agreement or as otherwise from time to time changed or updated and disclosed to the other party, without necessity of confirmation of receipt, delivery or reading, and such form of electronic communication is sufficient for all matters regarding the relationship between the parties. If any such electronically sent communication fails to be received for any reason, including but not limited to such communications being diverted to the recipients spam filters by the recipients email service provider, or due to a recipient’s change of address, or due to technology issues by the recipients service provider, the parties agree that the burden of such failure to receive is on the recipient and not the sender, and that the sender is under no obligation to resend communications via any other means, including but not limited to postal service or overnight courier, and that such communications shall for all purposes, including legal and regulatory, be deemed to have been delivered and received. No physical, paper documents will be sent to you, and if you desire physical documents then you agree to be satisfied by directly and personally printing, at your own expense, the electronically sent communication(s) and maintaining such physical records in any manner or form that you desire.

* * * * *

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MASTERWORKS 269, LLC

SUBSCRIPTION AGREEMENT SIGNATURE PAGE

IN WITNESS WHEREOF, Subscriber or its duly authorized representative has electronically executed and delivered this Subscription Agreement by clicking “I Agree” above and acknowledges that all of the information below is true and correct.

Number of Class A Shares:

SIGNATURE:

[By clicking “I Agree” I, Subscriber, have executed this Agreement intending to be legally bound]

(Signature of subscriber or authorized officer)

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MASTERWORKS 269, LLC

SUBSCRIPTION AGREEMENT SIGNATURE PAGE

(This countersigned Signature Page will be returned to Subscriber when and if a subscription has been accepted immediately prior to the applicable closing)

ACCEPTED AND AGREED TO:

MASTERWORKS 269, LLC

By:
Name:
Title:	Chief Executive Officer

Masterworks 269, LLC

Attn: General Counsel

225 Liberty Street, 29th Floor,

New York, NY 10281

(203) 518-5172

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ANNEX A

PROCEDURES FOR SUBSCRIBING

After the qualification by the SEC of the offering statement of which this offering circular is a part, if you decide to subscribe for any Class A ordinary shares in this Offering, you should go to the Masterworks Platform website at https://www.masterworks.com/, and follow the links and procedures described on the website. The website will direct you to receive (upon your acknowledgement that you have had the opportunity to review this offering circular), review, execute and deliver the subscription agreement electronically. The Masterworks Platform provides a secure portal to enable you to subscribe as follows:

1.	You will be required to provide basic identifying information, including your name, email address, phone number, and to establish a password, after which you will be prompted to continue to the next screen. After that, Masterworks sends you an email requesting you to click a link that verifies your email address and confirms that you created your profile with Masterworks.

2.	If applicable based on your identifying information, you may be prompted to schedule a call with an Arete RIA adviser representative, at which time you will also be asked to agree to an Investment Advisory Agreement, a form of which is attached as Exhibit 99.1 to the offering statement of which this offering circular is an integral part.

3.	Once you complete a call with an Arete RIA adviser representative, if applicable, and once an offering has been qualified by the SEC, you can initiate the subscription process by clicking a “Invest Now” link adjacent to a reference to the particular offering.

4.	You will then be presented with a link to the final Offering Circular (and any post qualification supplements or amendments, if applicable) and basic information about the Offering, including an image of the relevant artwork, the maximum aggregate offering amount and the minimum investment amount.

5.	You will be requested to input and confirm the dollar amount of your proposed subscription.

6.	You will then be prompted to select whether you are investing yourself or through an entity, trust or joint account.

7.

After a prompt to continue, you will be requested to select a payment method, including: (i) linking a bank account to facilitate payment through the Automated Clearing House, or ACH, (ii) federal funds wire transfer, (iii) credit card, (iv) transfer from an IRA account, or (v) your Masterworks wallet as follows:

(a) ACH. If you choose to link your bank account, you will be requested to select your bank among a directory of banks and you will be prompted to provide your bank user name and password and to select the particular account. You may also confirm your bank account by confirming micro deposits in lieu of using your user name and password.

(b) Wire Transfer. If you choose to pay by wire transfer, you will be provided with the issuer’s bank account number, routing number and bank address, along with a unique identifying code that will enable us to match the incoming wire transfer with your subscription.

(c) Credit Card. If you choose to pay by credit card, you will be prompted to provide your credit card information and will be presented with a screen that reflects the amount of your subscription, the amount of fees that would be charged by the credit card issuer for the transaction and the total amount payable.

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8.	After payment is complete, you will be directed to review and execute a copy of the subscription agreement, which contains an active hyper-link to the operating agreement for the issuer and is self-populated with your name, address, telephone number, subscription amount and method of payment.

9.	Next, you will be requested to complete certain special reporting obligations questions. Then, you must verify your identity and you will be presented with an active hyperlink to a Customer ID Program Notice which describes the identification information you need to provide. You will be prompted to provide us with your address, date of birth and your social security or tax identification number. You will also be asked: (i) whether you are an accredited investor (with appropriate definitions provided) and if not, you will be asked to confirm that your investment will be less than 10% of your net worth or annual gross income, (ii) whether you or anyone in your household are associated with a FINRA member, securities exchange, self-regulatory organization or the SEC and (iii) whether you or anyone in your household or immediate family is a 10% shareholder, officer, or member of the board of directors of a publicly traded company.

10.	After your identity is cleared against certain governmental terrorist watch lists and lists designed to prevent or deter money-laundering, you will be presented with a confirmation of your accepted subscription. Investors selecting ACH or wire transfer will receive an email that payment has been initiated and a follow-up email indicating that the payment has been received by the issuer.

11.	You will receive an email confirmation indicating the amount of your subscription, along with a fully executed copy of the subscription agreement, which will be time and date stamped, for your records.

12.	You will then be presented with a screen requesting certain tax exemption status information that will be used, along with other information previously provided, to populate a Form W-9 (Request for Taxpayer Identification Number and Certification) or W-8 (International), as applicable.

13.	Lastly, you will be directed to a “My Account” screen that summarizes the status of your subscription, order history, whether or not shares have been issued, profile information, tax documents and active hyperlinks to the subscription agreement and operating agreement.

Any potential investor will have ample time to review the offering circular and subscription agreement, along with their counsel, prior to making any final investment decision. We will not accept any money until the SEC declares the relevant offering circular qualified. All funds received from investors will be held in a non-interest bearing segregated bank account of the Company with Goldman Sachs Bank USA, or a similar institution. The funds in the account will be released to us only after we close on the applicable closing date. We intend to accept subscriptions on a rolling basis and complete one or multiple closings. Until the initial closing (or another applicable closing), the proceeds for the offering will be kept in the segregated bank account. At each closing, the offering proceeds collected prior to the date of such closing will be distributed to us and the associated Class A ordinary shares will be issued to the investors who subscribed prior to such applicable closing date. If there is no initial closing or if funds remain in the account upon termination of the offering without any corresponding closing, the funds deposited in the segregated account will be promptly returned to subscribers, without deduction and generally without interest.

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